Exhibit 8.1

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET

NEW YORK, NY 10019-6131

TEL +1 212 878 8000

FAX +1 212 878 8375

www.cliffordchance.com

July 11, 2013

Greenbacker Renewable Energy Company LLC

535 Fifth Avenue, Suite 421

New York, NY 10017

RE:	Greenbacker Renewable Energy Company LLC

We have acted as special U.S. tax counsel to Greenbacker Renewable Energy Company LLC, a Delaware limited liability company, as issuer (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, of a registration statement on Form S-1, as amended (the “Registration Statement”) relating to the initial public offering of limited liability company interests (the “Shares”) in the Company. Except as otherwise indicated, capitalized terms used and not defined in this opinion have the same meaning as in the Registration Statement.

In rendering the opinions expressed below we have examined originals or copies certified or otherwise authenticated to our satisfaction of the following documents:

(a)	the Registration Statement;

(b)	the LLC Agreement of the Company;

(c)	a Certificate of Representations, (the “Certificate of Representations”) dated as of the date hereof, provided to us by the Company and Greenbacker Capital Management LLC, a Delaware limited liability company (the “Advisor”); and

(d)	such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

The documents listed in (a) through (d) above are referred to herein individually as a “Document” and collectively as the “Documents.”

As to the facts upon which this opinion is based, we have relied upon the representations, warranties and covenants and other agreements of the various parties contained in the Documents. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

In rendering the opinions expressed herein, we have assumed the due authorization, execution and delivery of each of the Documents by each of the parties thereto. We have further assumed that each of the Documents constitutes the legal, valid and binding obligation of each party thereto, and that each party to each Document has performed its obligations under each such

Document and has complied with all requirements of law applicable to it in connection with each such Document.

In rendering the opinions expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and other instruments as we have deemed necessary or appropriate for the purposes of the opinions set forth herein. We also have reviewed the applicable provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”); final, temporary and proposed Treasury Regulations promulgated thereunder; published revenue rulings and other administrative guidance of the Internal Revenue Service; and relevant case law, all as in effect as of the date hereof; and such other materials as we considered relevant. All of the foregoing are subject to change or differing interpretation and any such change or interpretation could apply retroactively and could affect the continued validity of the opinions set forth below.

On the basis of the foregoing and in reliance thereon and on our consideration of such other matters of fact and questions of law as we have deemed relevant in the circumstances, and subject to the limitations, assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

1. The statements in the Registration Statement under the heading “Federal Income Tax Consequences,” to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects and, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material U.S. federal income tax consequences that will apply under currently applicable law to the purchase, ownership and disposition of the Shares.

2. Although the matter is not free from doubt due to the lack of clear guidance and direct authority, the Company’s proposed method of operation, as described in the Registration Statement and as set forth in the Certificate of Representations, will permit the Company to not be classified for U.S. federal income tax purposes as an association or a publicly traded partnership taxable as a corporation.

The foregoing opinions are not binding on the Internal Revenue Service and no ruling with respect to any of the issues raised by such opinions has been requested from the Internal Revenue Service. No assurance can be given that these opinions will not be challenged by the Internal Revenue Service or sustained by a court.

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The opinions set forth herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter, including the application of the United States securities laws. In particular, no view is expressed as to the liability of the Company for any tax imposed by any jurisdiction other than the United States federal government, including, without limitation, any tax imposed by any state, the District of Columbia or any other taxing jurisdiction within the United States. The opinions set forth herein are as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereinafter be brought to our attention. We express no opinion as to the laws of any jurisdiction other than the United States. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP

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